Exhibit 99.1

IGI LABORATORIES, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share information)

March 31, 2009 Proforma (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,481
Accounts receivable less allowance for doubtful accounts of $75	354
Licensing and royalty income receivable	87
Inventories	828
Prepaid expenses and other current assets	130
Total current assets	5,880
Property, plant and equipment, net	2,282
Restricted cash – long term	50
License fee, net	675
Other	100
Total assets	$8,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$342
Accrued expenses	343
Deferred income, current	216
Total current liabilities	901
Deferred income, long term	38

Total liabilities	939

Commitments and contingencies

Stockholders’ equity:
Series A Convertible Preferred stock, $.01 par value, 100 shares authorized; 50 shares issued and outstanding as of May 15, 2009 and March 31, 2009; liquidation preference - $500,000	500
Series B-1 Convertible Preferred stock, $.01 par value, 1,030 shares authorized; 1,006.879 and 202.9 shares issued and outstanding as of May 15, 2009 and March 31, 2009, respectively; liquidation preference - $6,000,000	5,851
Common stock, $.01 par value, 50,000,000 shares authorized; 18,110,659 and 16,891,147 shares issued as of May 15, 2009 and March 31, 2009, respectively	181
Additional paid-in capital	31,519
Accumulated deficit	(28,608)
Less treasury stock, 1,965,740 common shares at cost	(1,395)
Total stockholders’ equity	8,048
Total liabilities and stockholders' equity	$8,987

IGI LABORATORIES, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except shares and per share information)

Three months ended March 31, 2009 Proforma (Unaudited)
Revenues:
Product sales, net	$505
Licensing and royalty income	88
Research and development income	1
Total revenues	594

Costs and Expenses:
Cost of sales	600
Selling, general and administrative expenses	648
Product development and research expenses	119
Operating (loss) income	(773)
Interest (expense), net	(951)

Net (loss) income	(1,724)

Dividend accreted for beneficial conversion features	(2,488)

Net (Loss) Income Attributable to Common Stockholders	$(4,212)

Basic (loss) income per share	$(.28)
Diluted (loss) income per share	(.28)

Weighted average shares of common stock outstanding:
Basic	14,924,768
Diluted	14,924,768